EXHIBIT 99.3(e)


                 IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

     -----------------------------------------x
     JEROME RAMOS, on behalf of himself and   :
     all others similarly situated,           :
                                              :   Civil Action No.
                    Plaintiff,                :   15941NC
                                              :
          - against -                         :   CLASS ACTION
                                              :   COMPLAINT
     ROBERT L. JOHNSON, PETER R. BARTON,      :
     JOHN C. MALONE, DENZEL WASHINGTON,       :
     DELANO E. LEWIS, SHEILA CRUMP            :
     JOHNSON, HERBERT P. WILKINS, SR., BET    :
     HOLDINGS, INC. and LIBERTY MEDIA         :
     CORP.,                                   :
                                              ;
                    Defendants.               :
     -----------------------------------------x

               Plaintiff, by and through his attorneys, alleges the following upon information and belief, except as to paragraph 2 which is alleged upon personal knowledge:

                                The Parties

               1. Plaintiff brings this action as a class action on behalf of himself and all other stockholders of BET Holdings, Inc. ("BET" or the "Company") who are similarly situated, to void and enjoin defendants' efforts to deprive the Company's minority shareholders of their equity interest in BET at a grossly unfair and inadequate price and to usurp the benefits of the Company's growth and future prospects for defendants' own benefit.

               2. Plaintiff Jerome Ramos is and has at all relevant times owned shares of BET Class A common stock.

               3. Defendant Robert L. Johnson ("Johnson") is the founder of Black Entertainment Television, Inc., the Company's primary operating subsidiary. Johnson is and has been at all relevant times Chairman and Chief Executive Officer of BET and, from 1991 until March 1996, also served as BET's President. Johnson is also a director of defendant Liberty Media.

               4. By virtue of his position as Chairman, Chief Executive Officer and a controlling shareholder of BET, Johnson is in a fiduciary relationship with plaintiff and other public stockholders of BET, and owes plaintiff and other members of the Class (defined below) the highest obligations of good faith, candor, loyalty and fair dealing.

               5. As of October 28, 1996, Johnson owned approximately 2,224,475 shares, or 21.8%, of BET's outstanding Class A stock, and 4,820,000 shares, or 100%, of BET's outstanding Class C stock, giving him approximately 65.7% of the voting power of all classes of BET stock.

               6. Defendant Liberty Media is a subsidiary of Tele-Communications, Inc. ("TCI"). Through its subsidiaries and affiliates, Liberty Media operates cable television systems and provides satellite delivered programming services to various video distribution media. As of October 28, 1996, TCI was the beneficial owner of approximately 1,831,600 shares, or 18.1% of BET's Class A stock, and 1,831,600 shares, or 100%, of BET's Class B stock, giving it 26.3% of the voting power of all classes of BET stock. The record holder of TCI's shares is LMCBET, Inc., a wholly owned subsidiary of defendant Liberty Media.

               7. Defendant Peter R. Barton ("Barton") is and has been at all relevant times a director of BET. Barton is also
     President and a director of defendant Liberty Media.

               8. Defendant John C. Malone ("Malone") is and has been at all relevant times a director of BET. Malone is also Chairman and a director of defendant Liberty Media.

               9. Defendant Sheila Crump Johnson is and has been at all relevant times a director of BET. Sheila Crump Johnson is the wife of defendant Johnson.

               10. Defendants Herbert P. Wilkins, Sr. ("Wilkins"), Denzel Washington ("Washington"), and Delano E. Lewis ("Lewis") are and have been at all relevant times directors of BET.

               11. Defendant BET is a Delaware corporation with its principal executive offices located at One BET Plaza, 1900 W
     Place, N.E., Washington, D.C.

               12. BET owns and operates two principal business segments--cable television programming and magazine publishing. The Company's cable television programming operations are conducted by its entertainment group which includes Black Entertainment Television Network ("BET Cable Network"). Its publishing operations are conducted through its publishing group which publishes Emerge Magazine.

               13.  BET has three classes of common stock
     outstanding - Class A, Class B and Class C.

               14. Except as to the election of directors, and as otherwise required by Delaware law, all three classes of stock vote together as a single class, with Class A holders entitled to one vote per share and holders of Class B and Class C stock entitled to ten votes per share.

               15.  The individual defendants identified in    3, 7-10
     above are hereinafter referred to as the "Individual Defendants."

               16. As directors of BET, the Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of BET and owe to plaintiff and other members of the class the highest obligations of good faith, fair dealing, loyalty and full disclosure.

                          CLASS ACTION ALLEGATIONS

               17. Plaintiff brings this action on behalf of himself and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of BET, and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

               18. This action is properly maintainable as a class action.

               19. The Class is so numerous that joinder of all members is impracticable. As of October 28, 1996, there were approximately 10.1 million shares of BET Class A common stock and outstanding, collectively held by more than 610 stockholders of record. BET's shares are actively traded on the New York Stock Exchange. Members of the Class are scattered throughout the United States.

               20. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.

               21. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote.

               22. Plaintiff is committed to the prosecution of this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

               23. Plaintiff does not anticipate any difficulty in the management of this litigation as a class action.

                      BACKGROUND AND CLAIM FOR RELIEF

               24. On or about September 11,1997, BET announced that it had received an offer from its founder, Chairman and Chief Executive Officer, defendant Johnson and defendant Liberty Media. Pursuant to the terms of the proposal, Johnson and Liberty Media would purchase all of the remaining shares of BET common stock they do not already own at a price of $48 per share (the "Proposal").

               25. Currently, Johnson and Liberty Media collectively control more than a majority of BET's outstanding voting power

               26. As stated above, defendant Johnson currently owns approximately 2,224,475 Class A common shares, and 4,820,000 or 100% of BET's outstanding Class C common stock representing 21.8% of the Company's total outstanding common stock and holding roughly 65.7% of the voting power of the Company.

               27. As stated above, defendant Liberty Media currently owns approximately 1,831,600 Class A common shares, representing 18.1% of the Company's total outstanding common stock and 1,831,600 shares or 100% of BET's Class B common stock, and holding roughly 26.3% of the voting power of the Company.

               28. Johnson and Liberty Media's Proposal is timed to take advantage of the Company's new-found financial success. On June 11, 1997, BET reported earnings per share of $.36 for the third quarter of its fiscal year ended July 31, 1996, an increase of 20 percent. For the nine months ended April 30, 1997, earnings per share were $1.09, compared with earnings per share of $.89 for the nine months ended April 20, 1996, an increase of 22 percent. Commenting on the quarterly results, defendant Johnson stated:

               We are pleased with the outstanding operating results reported by our core business the BET Cable Network. During the quarter, BET continued to prove its compelling appeal as it attracted 2.2 million new subscribers, including subscribers to Direct TV, which ensures BET's financial success continues to provide us with the means necessary to pursue our strategy of expanding our cable programming presence and pursuing brand extension opportunities in businesses that are compatible with our primary business of providing entertainment, merchandise, and leisure time activities to the black consumer marketplace. During the past quarter we achieved a number of successes as we executed this strategy. As BET on Jazz celebrated its first anniversary, it extended its presence overseas as it opened a European sales office in connection with its pursuit of international subscribership. In February 1997, together with our partner Encore Media Corporation, we launched our fourth cable channel, BET Movies/Starz!3, a mini-pay channel featuring black film artists. BET Soundstage, our entertainment-themed restaurant that we opened in January 1997, continued to enjoy favorable reviews and overwhelming patronage. Based in part on the success of this restaurant, we recently entered into an agreement with Walt Disney World to open a BET Soundstage Club at Pleasure Island, marking the first of several planned expansions of the BET Soundstage concept. While the start-up costs associated with pursuing our growth strategy moderate current earnings, we continue to remain confident that these investments position the company for future earnings growth and increased shareholder value.

               29. The Company's improving financial results have not yet been fully reflected in the trading price of BET's stock. Defendants Johnson and Liberty Media have thus breached their fiduciary duties by failing to offer a fair price for the Company's shares.

               30. According to a September 12, 1997 article in The Wall Street Journal, defendant Johnson believes the Company is undervalued by Wall Street and he hopes to increase future returns for himself and TCI by eliminating public stockholders.

               31. On or about September 16, 1997, BET announced that its Board of Directors had appointed a one-member committee consisting of defendant Lewis to evaluate the proposal.

               32. Defendants Johnson and Liberty Media, who control over 50% of the vote, as a practical matter, could effectively force the Company to accept this grossly inadequate offer even in the face of opposition by the Company's public stockholders. Thus, a vote of the majority of the minority stockholders is crucial to shareholder democracy.

               33. Although an independent committee has been formed, it constitutes a sham; defendant Lewis has been handpicked by Johnson and Liberty Media and has been assured that Johnson will maintain the status quo.

               34. The Individual Defendants suffer from disabling conflicts of interest in that their desire to remain entrenched in their positions at BET are in conflict with their obligation to maximize shareholder value.

               35.  Defendants' fiduciary obligations require them to:

                    (a) undertake an appropriate evaluation of anv bona fide offers, and take appropriate steps to solicit all potential bids for the Company or its assets, consider strategic alternatives and otherwise maximize shareholder value;

                    (b) act independently, including appointing a disinterested committee and requiring a vote of a majority of the minority stockholders so that the interests of BET's public stockholders are protected; and

                    (c)  adequately ensure that no conflicts of
     interest exist between defendants' own interests and their fiduciary obligations to the public stockholders of BET.

               36. By virtue of the acts and conduct alleged herein, defendants Johnson and Liberty Media and the remaining Individual Defendants, are not complying with their fiduciary duties and are carrying out a preconceived plan and scheme to entrench themselves in office and to protect and advance their personal interests at the expense of BET.

               37.  As a result of the foregoing, the Individual
     Defendants have breached and/or aided and abetted breaches of fiduciary duties owed to BET and its stockholders.

               38. Unless enjoined by this Court, defendants will breach their fiduciary duties owed to plaintiff and the other members of the Class and may benefit themselves in their corporate offices, all to the irreparable harm of the Class, as aforesaid.

               39. Plaintiff and the other members of the Class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

               (a)  declaring this to be a proper class action;

               (b) ordering the Individual Defendants to carry out their fiduciary duties to plaintiff and the other members of the Class;

               (c) ordering defendants, jointly and severally, to account to plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

               (d) declaring that the Individual Defendants and each of them have violated their fiduciary duties to the Class and/or aided and abetted such breach;

               (e) awarding plaintiff the costs and disbursements of the action, including a reasonable allowance for plaintiff's attorney's fees and experts' fees; and

               (f) granting such other and further relief as this Court may deem to be just and proper.

     Dated: September 17, 1997

                                   ROSENTHAL, MONHAIT, GROSS
                                    & GODDESS, P.A.

                                   BY:______________________________
                                      Suite 1401, Mellon Bank Center
                                      P.O. Box 1070
                                      Wilmington, Delaware 19899
                                      Telephone: (302) 656-4433
                                      Facsimile: (302) 658-7567

                                      Attorneys for Plaintiff

     Of Counsel:

     GOODKIND LABATON RUDOFF
      & SUCHAROW LLP
     100 Park Avenue
     New York, NY  10017
     Telephone: (212) 907-0700
     Facsimile: (212) 818-0477

     HANZMAN CRIDEN KORGE
      & CHAYKIN, P.A.
     First Union Financial Center
     Suite 2100
     200 South Biscayne Boulevard
     Miami, Florida  33131
     Telephone: (305) 579-1222
     Facsimile: (305) 579-1229